Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Announces CFO Succession Plan
Iacarella Named Chief Risk Officer; Company Begins Search for Seasoned Executive

Sioux Falls, SD-April 21, 2014-Raven Industries, Inc. (NASDAQ: RAVN) today announced that Chief Financial Officer Thomas Iacarella, 60, will be named the company’s Chief Risk Officer (CRO). The company has begun a search for a new CFO and Iacarella will remain in his position until a successor is named.
“On behalf of the board and everyone at the company, I want to thank Tom for his 23 years of leadership, dedication, and contributions as CFO,” said Daniel A. Rykhus, Raven’s President and Chief Executive Officer. “Tom has played a significant role in the growth of Raven Industries-in terms of revenue, business evolution and helping build the infrastructure for a $400 million company. As he shifts to a new role, he leaves our finance function-and Raven-well positioned for the future.”
Once his successor has been named, Iacarella will assume the position of CRO. In addition to ensuring a smooth financial leadership transition, Iacarella will focus on developing the company’s Enterprise Risk Management (ERM) strategy and supporting Raven’s active acquisition strategy. He will continue to report to Rykhus.
“In his new role, Tom will remain a key member of our executive team and provide important leadership in establishing a durable risk management function. Having Tom serve in this capacity also will give us depth in a variety of potential situations ranging from due diligence and integration, to interim leadership of an acquired entity,” said Rykhus.
Iacarella joined the company in 1991 as corporate controller and has been the company's CFO since 1998. Prior to joining Raven, he held positions with Tonka Corporation and the accounting firm now known as EY. Iacarella is expected to remain in the CRO role for approximately two years until his planned retirement.
Said Iacarella, “For more than two decades I’ve been blessed with the opportunity to provide financial leadership and guidance to a company that’s intensely committed to providing the world with more food and energy, protecting the environment and allowing people to live more safely. I look forward to assisting my successor with a smooth transition while maintaining our focus on profitable opportunities with strong fundamentals. And I look forward to the challenges my new position will bring.”
Raven will conduct a thorough and extensive search to fill the CFO position.

Raven Industries Announces CFO Succession Plans
April 21, 2014

About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and defense markets. Visit www.RavenInd.com for more information.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
Contact Information
At the Company:                        At PadillaCRT:
Kristin Tilus                        Matt Sullivan
605-336-2750                        612-455-1700
kristin.tilus@ravenind.com                    matt.sullivan@padillacrt.com